Exhibit 8.2

Grandall Legal Group (Shanghai)

31/F, Nanzheng Building, 580 Nanjing Road West, Shanghai 200041, P.R.C.

/TEL.: (8621) 5234-1668 /FAX: (8621) 5234-1670

/Website: www.grandall.com.cn

August 12, 2008

VisionChina Media Inc.

1/F Block No. 7 Champs Elysees

Nongyuan Road, Futian District

Shenzhen 518040

China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC” and for the sole purpose of this opinion, not including the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws of the PRC. We have acted as PRC counsel to VisionChina Media Inc., a corporation organized under the laws of the Cayman Islands (the “Company”) in connection with the Company's proposed issuance and sale to the Underwriters of 1,000,000 American Depositary Shares (the “ADSs”), each ADS representing one of the Company’s common shares, par value US$0.0001 per share (the “Common Shares”) of the Company and the Selling Shareholder’s proposed sale, severally, to the Underwriters, of an aggregate of 7,000,000 ADSs representing Pursuant to Common Shares set out in the Underwriting Agreement (as defined below).

In rendering this opinion, we have examined originals and/or copies, certified or otherwise identified to our satisfaction, of all such documents, corporate records, certificates, governmental approvals and other instruments as we have considered necessary or appropriate for the purpose of rendering this opinion.

For the purpose of providing this opinion, we have assumed:

(i)	the genuineness of all signatures (including seals, chops and marks), authenticity of each document submitted to us as an original, that each signature on behalf of a party thereto is that of a person duly authorized to execute the same, that the Company has disclosed to us all material facts relevant to this opinion, the conformity with the originals of all documents provided to us as copies thereof, the documents as they were presented to us up to the date of this opinion, the correctness and completeness of all facts and information stated or given in such documents, and none of the documents has been revoked, amended, varied or supplemented; and

(ii)	that the factual information provided in the undertakings by each of the Company, the Selling Shareholders is true and correct.

Based on the foregoing, we are of the opinion that:

(i)	Good Standing of Subsidiaries. China Digital Technology (Shenzhen) Co. Ltd. (“China Digital Shenzhen”) has been duly organized and is validly existing as a wholly-foreign owned enterprise with limited liability, with full legal person status and in good standing under laws and regulations of the People’s Republic of China (the “PRC”) and its Business License issued by the local State Industrial and Commercial Administrative Bureau (“Business License”) is in full force and effect. Each of China Digital Mobile Television Co., Ltd. (“CDMTV”) and the subsidiaries and direct investment entities of CDMTV set forth in Schedule I hereto (each a “CDMTV Subsidiary,” and collectively, the “CDMTV Subsidiaries”) has been duly organized and is validly existing as a company with limited liability, with full legal person status and in good standing under PRC law. Each of China Digital Shenzhen, CDMTV, Wuxi Guangtong Digital Mobile Television Co., Ltd. (“Wuxi JV”), Shenzhen Mobile Television Co., Ltd. (“Shenzhen JV”) and each of the CDMTV Subsidiaries is referred to as a “Subsidiary” and collectively as the “Subsidiaries.” The articles of association, the Business License and other constituent or organization documents of each CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) comply with the requirements of applicable PRC law and are in full force and effect.

(ii)	Subsidiaries. Each CDMTV Subsidiaries (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) has full legal right, corporate power and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the preliminary prospectus dated August 7, 2008 (the “Preliminary Prospectus”) and the Final Prospectus included in the Registration Statement filed by the Company with the U.S. Securities and Exchange Commission and is duly qualified to transact business and is in good standing in each jurisdiction in which it owns or uses or leases properties, conducts any business or in which such qualification is required, except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise) results of operations, business, properties or prospectus of the Company and its Subsidiaries taken as a whole (“Material Adverse Effect”). Except as disclosed in the Preliminary Prospectus, each CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) has all necessary licenses, consents, authorizations, approvals, certificates and permits of and from, and has made all declarations and filings (collectively, “Governmental Authorizations”) with any governmental or regulatory agency in the PRC (“Governmental Agencies”) to own, lease, license and use its properties, assets and conduct its business in the manner described in the Preliminary Prospectus and the Final Prospectus and such licenses, consents, authorizations, approvals, certificates or permits contain no materially burdensome restrictions or conditions not described in the Preliminary Prospectus and the Final Prospectus. Except as described in the Preliminary Prospectus, no CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) has any reason to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, certificates or permits. Further, to our best knowledge after due inquiry, each CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) is in compliance with the provisions of all such licenses, consents, authorizations, approvals, certificates or permits in all material respects.

(iii)	Corporate Structure. Except as disclosed in the Preliminary Prospectus, the entering into, and the consummation of the transactions contemplated in the contractual arrangements described in the Preliminary Prospectus and the Final Prospectus under “Our Corporate Structure” constitute legal, valid and binding obligations of all the parties therein, enforceable against all the parties therein, in accordance with their terms; to our best knowledge, will not conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any existing indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by PRC law to which any of the Subsidiaries is a party, except for such violation or default hereunder which would not, individually or in the aggregate, have a Material Adverse Effect; will not result in any violation of any provision of any party’s existing articles of association or other constituent or organization documents or Business License; all necessary steps for transactions contemplated therein have been taken and all consents required from respective parties have been obtained and are in full force and effect; all governmental approvals, consents, registrations, filings and all necessary steps required in the PRC for the transactions contemplated therein have been obtained, made and taken and are in full force and effect; the ownership structure, business and operation models as set forth therein comply with, and immediately after the offering of the Company’s ADSs will comply with, all existing PRC laws and regulations.

(iv)

Capitalization. All of the equity interests in China Digital Shenzhen have been duly authorized and validly issued, except for the payment of registration capital that is not currently due, are fully paid and non-assessable and are legally owned by the Company, free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims; China Digital Shenzhen has obtained all approvals, authorizations, consents, and has made all filings, which are required under PRC law and regulations for the ownership interest by the Company of its equity interest in China Digital Shenzhen; there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in China Digital Shenzhen. All of the equity interests in CDMTV have been duly authorized and validly issued, are fully paid and non-assessable and are legally owned by Limin Li and Yanqing Liang (each, a “Controlling Shareholder,” and collectively, the “Controlling Shareholders”) 70% and 30%, respectively, free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims, except for the following contractual arrangements: (A) the option agreement dated February 15, 2007 among Limin Li, Yanqing Liang and China Digital Shenzhen; (B) the equity pledge agreement dated February 15, 2007 among Limin Li, Yanqing Liang and China Digital Shenzhen; (C) the proxy letter dated March 31, 2006 and its amendment dated February 15, 2007 signed by Yanqing Liang and (D) the proxy letter dated March 31, 2006 and its amendment dated February 15, 2007 signed by Limin Li (collectively, the “Corporate Structure Agreements”). CDMTV has obtained all approvals, authorizations, consents, and has made all filings, which are required under PRC laws and regulations for the ownership interests of Limin Li and Yanqing Liang; there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in CDMTV, except for those contemplated under the Corporate Structure Agreements. All of the equity interests in each of the CDMTV Subsidiaries, the details of which are set forth in Schedule I hereto, have been duly authorized and validly issued; except for the payment of registration capital in Beijing Beiguang Media Mobile Television Advertising Co., Ltd. that is not currently due, all of the equity interests in each of the CDMTV Subsidiaries are fully paid and non-assessable and are legally owned by CDMTV and Shenzhen HDTV as set forth in Schedule I hereto; the equity interests in the CDMTV Subsidiaries held by CDMTV and Shenzhen HDTV are free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, the equity interest held by CDMTV or Shenzhen HDTV in any of the CDMTV Subsidiaries; each of the CDMTV Subsidiaries has obtained all approvals, authorizations, consents, and has made all filings, which are required under PRC law and regulations for the ownership interests of CDMTV or Shenzhen HDTV of their equity interests in the CDMTV Subsidiaries. To our best knowledge after due inquiry, all of the equity interests in Shenzhen JV have been duly authorized and validly issued, are fully paid and non-assessable and are legally owned; the equity interests in the Shenzhen JV held by Shenzhen HDTV are free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims; Shenzhen JV has obtained all approvals, authorizations, consents, and has made all filings, which are required under PRC law and regulations for the ownership interest; there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, the equity interest of Shenzhen HDTV in Shenzhen JV. To our best knowledge after due inquiry, all of the equity interests in Wuxi JV have been duly authorized and validly issued, are fully paid and non-assessable and are legally owned; the equity interests in the Wuxi JV held by CDMTV are free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims; Wuxi JV has obtained all approvals, authorizations, consents, and has made all filings, which are required under PRC law and regulations for the ownership interest of its equity interest; there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, the equity interest of CDMTV in Wuxi JV.

(v)	Use of Proceeds. The application of the net proceeds to be received by the Company from the offering as contemplated by the Preliminary Prospectus and the Final Prospectus, will not contravene any provision of currently applicable PRC law, rule or regulation, or the articles of association, other constitutive documents or the Business License or other constitutive documents of any CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) or contravene the terms or provisions of, or constitute a default under, any existing indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV), or any existing judgment, order or decree of any Governmental Agency in the PRC.

(vi)	Title to Property and Leased Assets. Each CDMTV Subsidiary (and to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) has valid title to all of its properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions; each lease agreement to which such CDMTV Subsidiary (and to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) is a party is legally executed; the leasehold interests of each CDMTV Subsidiary (and to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC law.

(vii)	Guarantees. To our best knowledge after due inquiry, there are no outstanding guarantees or contingent payment obligations of any Subsidiary in respect of indebtedness of third parties except as disclosed in the Preliminary Prospectus.

(viii)

No Violation. Except as disclosed in the Preliminary Prospectus, no CDMTV Subsidiary (and to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) is in breach or violation of or in default, as the case may be, under (A) its articles of association, Business Licenses or any other constituent documents, (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by PRC laws, (C) any of the terms or provisions of the material contracts listed in Schedule II hereto (the “Material Contracts”) (D) any material obligation, license, lease, contract or other agreement or instrument governed by PRC laws to which any of the Subsidiaries is a party or by which any of them or any of their respective properties may be bound, or (E) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC, applicable to the Company or any of its Subsidiaries (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under).

(ix)	No Proceedings. Except as disclosed in the Preliminary Prospectus, to our best knowledge after due inquiry, there are no material legal, governmental, administrative or arbitrative proceedings before any court or any arbitration body of the PRC or before or by any Governmental Agency pending or threatened against, or involving the properties or business of, the Company or any of its Subsidiary or to which any of the properties of any Subsidiary is subject.

(x)	Dividends. Except as disclosed in the Preliminary Prospectus, all dividends and other distributions declared and payable on the Company’s equity interest in China Digital Shenzhen in Renminbi may, under the current PRC laws and regulations, be payable in foreign currency and may be freely transferred out of the PRC, and all such dividends are not subject to other taxes under the PRC laws and regulations and are otherwise free and clear of any other tax, withholding or deduction in the PRC and may be paid without the necessity of obtaining any Government Authorization from any Governmental Agency in the PRC.

(xi)	PRC Law. All matters of PRC law and practice relating to the Company, each Subsidiary and their respective businesses and other statements with respect to or involving PRC law set forth in the Preliminary Prospectus and the Final Prospectus are correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

(xii)

Material Contracts. Each CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) and each Controlling Shareholder that is a party to the Material Contracts (A) has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Material Contracts to which they are a party, and (B) has taken all necessary corporate and other actions and fulfilled and done all conditions and things required under applicable PRC laws (including the obtaining and possessing of all relevant Approvals (as defined below), if necessary) for the entering into, execution, adoption, assumption, issue, delivery and performance of their respective obligations under each of the Material Contracts. Each of the Material Contracts is in proper legal form under PRC law for the enforcement thereof against each Subsidiary and each of the Controlling Shareholders that are parties thereof in the PRC without further action by any of them, subject as to enforcement to bankruptcy, insolvency, reorganization and other PRC laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles. The execution, delivery and performance of each of the Material Contracts by the parties thereto, and the consummation of the transactions contemplated thereunder, will not (i) result in any violation of or penalty of the existing Business License, articles of association, other constituent documents or Approvals of any of the Subsidiaries; (ii) result in any violation of or penalty under any currently applicable PRC law; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other existing contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any of the CDMTV

Subsidiaries (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) is a party or by which any of the CDMTV Subsidiaries (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) is bound or to which any of the CDMTV Subsidiaries’ (and, to our knowledge after due inquiry, each of Wuxi JV’s and Shenzhen JV’s) property or assets is subject, except for such violation, breach or default under clauses (ii) and (iii) which would not, individually or in the aggregate, have a Material Adverse Effect. The choice of PRC law as the governing law in any of the Material Contracts that by their terms are governed by PRC law is a valid choice of governing law and will be binding on the parties to the relevant Material Contract. As used herein, “Approvals” mean all necessary approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, qualifications and licenses.

(xiii)	The Acquisitions.

The acquisitions by the Company of Golden Carriage International Limited, Century Port Limited, Peak Win Limited, Aim Sky International Limited and Goldwhite Limited, each a company incorporated in the British Virgin Islands, the related asset transfers to the Company or CDMTV (together with the acquisitions and the asset transfers, the “Acquisitions”) contemplated by the acquisition agreements listed on Schedule III hereto in connection therewith (collectively, the “Acquisition Agreements”) have been carried out and completed in compliance with all applicable PRC laws, rules and regulations.

The execution and delivery by each of the Company and CDMTV of each of the Acquisition Agreements to which it is a party, the performance by each of the Company and CDMTV of its obligations under each of the Acquisition Agreements to which it is a party and the consummation by each of the Company and CDMTV of the Acquisitions do and will not: (A) result in any violation of the provisions of the articles of association, the business license and other constituent documents of CDMTV; (B) result in any violation of any laws, rules or regulations of the PRC; or (C) to the best of our knowledge after due inquiry, result in a breach or violation of or constitute a default under arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over each of the Company or CDMTV, or any agreement or instrument governed by the laws of the PRC to which it is a party or which is binding on it or any of its properties or assets or to which any of its properties or assets is subject.

All Governmental Authorizations required under the PRC laws in connection with the Acquisitions have been duly granted, made or unconditionally obtained in writing and are in full force and effect, and no such Governmental Authorization has been withdrawn or revoked or is subject to any condition precedent which has not been fulfilled or performed.

To our best knowledge after due inquriry, none of the Acquisitions or the Acquisition Agreements has been challenged by any Governmental Agency in the PRC, and there are no legal, arbitral, governmental or other proceedings (including, without limitation, governmental investigations or inquiries) pending before or threatened or contemplated by any Governmental Agency in the PRC in respect of the Acquisitions or the Acquisition Agreements (including any such proceeding challenging the legality, effectiveness or validity of any of the Acquisitions or the Acquisition Agreements, relating to tax or otherwise, individually or taken as a whole).

(xiv)

Trademarks. Each CDMTV Subsidiary (and to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) owns or otherwise has the legal right to use, or can acquire on reasonable terms, trademarks, service marks and trade names currently employed by it in connection with the business currently operated by it; except as described in the Preliminary Prospectus, to our best knowledge after due inquiry, no Subsidiary has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding.

(xv)	Intellectual Property. Each of the CDMTV Subsidiaries (and to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them, and to our best knowledge after due inquiry, none of the Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing.

(xvi)	No Violation. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the underwriting agreement (the “Underwriting Agreement”) to be entered among the Company, the selling shareholders in the offering (the “Selling Shareholders”), Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. International PLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the underwriters (each an “Underwriter,” and collectively, the “Underwriters”) in the offering and the deposit agreement (the “Deposit Agreement”) entered among the Company, The Bank of New York Mellon as the depositary (the “Depositary”) and the holders and beneficial owners from time to time of the ADSs issued thereunder and the consummation by the Company of the transactions contemplated herein and therein, and the conduct of the Company as described in the Preliminary Prospectus and the Final Prospectus, including the issue and sale of the Offered Securities (as defined below) under the Underwriting Agreement and the Deposit Agreement, and the compliance by the Company with all of the provisions of the Underwriting Agreement and the Deposit Agreement (A) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any existing indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) is a party or by which any CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) is bound or to which any of the properties or assets of a CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) is bound or subject to, (B) do not and will not result in any violation of the provisions of the existing articles of association, Business Licenses or any other constituent documents of any CDMTV Subsidiary (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV), (C) do not and will not result in any violation of any provision of currently applicable PRC law or statute or any PRC regulation or rule, and (D) do not and will not result in a violation of any existing order, rule or regulation of any governmental or regulatory agency or any court in the PRC.

(xvii)

Absence of Further Action. No Governmental Authorizations from any Governmental Agency is required for (A) the issue and sale of the ADSs and the Common Shares represented thereof to be sold by the Company under the Underwriting Agreement (the “Offered Securities”), (B) the deposit of the Common Shares represented by the

Offered Securities with the Depositary or its nominee, and (C) the consummation by the Company and the Depositary of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement, as applicable.

(xviii)	M&A Rules. We have advised the Company as to the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the PRC State-Owned Assets Supervision and Administration Commission, the PRC State Tax Administration, the PRC State Administration of Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange of China on August 8, 2006 including the guidance and notices issued by the CSRC on September 8, 2006 and September 21, 2006 (collectively, the “M&A Rules and Related Clarifications”), in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of China and controlled directly or indirectly by Chinese companies or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on stock exchanges located outside of China.

Except as disclosed in the Preliminary Prospectus, the issuance and sale of the Offered Securities and the Common Shares underlying the Offered Securities, the listing and trading of the Offered Securities on the Nasdaq Global Market or the consummation of the transactions contemplated by the Underwriting Agreement, the Deposit Agreement, the powers of attorney signed by the Selling Shareholders appointing certain individuals named therein as such Selling Shareholders’ attorneys-in -fact (the “Powers of Attorney”) and the custody agreements signed by the Selling Shareholders and the Company, as custodian, relating to the deposit of the Common Shares to be sold by such Selling Shareholder (the “Custody Agreements”) are not and will not be affected by the M&A Rules and Related Clarifications. The M&A Rules and Related Clarifications did not and do not require the Company to obtain the approval of the CSRC prior to the issuance and sale of the Offered Securities and the Common Shares underlying the Offered Securities, the listing and trading of the Offered Securities on the Nasdaq Global Market, or the consummation of the transactions contemplated by the Underwriting Agreement, the Deposit Agreement, the Powers of Attorney and the Custody Agreements.

The statements set forth in the Preliminary Prospectus and the Final Prospectus under the captions “[Risk Factors – Risks Related to Doing Business in China – Our failure to obtain the approval of the China Securities Regulatory Commission, or CSRC, for the listing and trading of our ADSs on the Nasdaq Global Market may be required in connection with this offering under a recently adopted PRC regulation. Any requirement to obtain prior CSRC approval could delay this offering and a failure to obtain this approval, if required, could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs, and may also create uncertainties for this offering]”, when taken together with the statements under “[Regulation – Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors]”, are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(xix)	Absence of Reporting Obligations. There are no reporting obligations under PRC law on non-PRC holders of the Offered Securities or the Common Shares.

(xx)	No Deemed Residence. As a matter of PRC law, no holder of the Offered Securities or Common Shares will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such Offered Securities or Common Shares. There are no limitations under PRC law on the rights of holders of the Offered Securities or Common Shares to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the Common Shares.

(xxi)	Accurate Description of Law and Documents. The statements set forth in the Preliminary Prospectus and the Final Prospectus under the captions “Prospectus Summary—Corporate Structure”, “Risk Factors”, “Dividend Policy”, “Related Party Transactions”, “Business”, “Regulations”, “Our Corporate Structure”, “Management”, “Description of Share Capital”, “Selected Condensed Consolidated Financial Data”, “Enforceability of Civil Liabilities” and “Taxation”, insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC law, are true and accurate, and fairly present or fairly summarize the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements did not contain and do not contain an untrue statement of a material fact, and did not omit and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

(xxii)	Submission to Jurisdiction. The submission of the Company to the non-exclusive jurisdiction of each United States federal court and New York state court located in the Borough of Manhattan, in The City of New York, New York, U.S.A. (each a “New York Court”), the waiver by the Company of any objection to the venue of a proceeding in a New York Court, the waiver and agreement of the Company not to plead an inconvenient forum, and the agreement of the Company that the Underwriting Agreement and the Deposit Agreement be construed in accordance with and governed by the laws of the State of New York will be recognized by PRC courts; service of process effected in the manner set forth in the Underwriting Agreement will be effective to confer jurisdiction over the Subsidiaries, assets and property of the Company in the PRC, subject to compliance with relevant civil procedural requirements (which do not involve a re-examination of the merits of the claim) in the PRC; and any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement and the Deposit Agreement will be recognized by PRC courts, subject to compliance with relevant civil procedural requirements (which do not involve a re-examination of the merits of the claim) in the PRC.

(xxiii)

Validity of Indemnification Provisions. The indemnification and contribution provisions set forth in the Underwriting Agreement and the Deposit Agreement do not contravene the public policy or laws of the PRC, and insofar as matters of PRC law are concerned, constitute the legal, valid and binding obligations of the Company, enforceable in accordance with the terms therein, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights; each of the Underwriting Agreement and the Deposit Agreement is in proper legal form under PRC law for the enforcement thereof against the Company, subject to compliance with relevant civil procedural requirements; and to ensure the legality, validity, enforceability or admissibility in evidence of the

Underwriting Agreement and the Deposit Agreement in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC or that any stamp or similar tax be paid on or in respect of any such document.

(xxiv)	No Stamp Tax. Except as disclosed in the Preliminary Prospectus, no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company, any of the CDMTV Subsidiaries, any Underwriter, the Depository or, to our knowledge after due inquiry, Wuxi JV or Shenzhen JV to the PRC government or any political subdivision or taxing authority thereof or therein in connection with (A) the creation, issuance, sale and delivery of the Offered Securities and Common Shares, (B) the deposit with the Depositary of Common Shares by the Company pursuant to the Deposit Agreement against issuances of the Offered Securities, (C) the sale and delivery by the Company of the Offered Securities to or for the accounts of the Underwriters in the manner contemplated in the Underwriting Agreement and the Deposit Agreement, (D) the execution, delivery and performance of the Underwriting Agreement and the Deposit Agreement by the Company, or (E) the sale and delivery by the Underwriters of the Offered Securities to the initial purchasers thereof in the manner contemplated in the Preliminary Prospectus and the Final Prospectus.

(xxv)	No Licensing Requirement. The entry into, and performance or enforcement of the Underwriting Agreement and the Deposit Agreement in accordance with its respective terms will not subject any of the Underwriters or the Depositary to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter or the Depositary be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any laws or regulations in the PRC by reason of entry into, performance or enforcement of the Underwriting Agreement and the Deposit Agreement.

(xxvi)	No PRC Liability of Depositary. The Depositary will not (absent negligence, bad faith or breach of contract and general principle of agency) be subject to any potential liability under PRC laws for taking any action contemplated in the Deposit Agreement.

(xxvii)	No Sovereign Immunity. Under the laws of the PRC, none of the Company, the CDMTV Subsidiaries or, to our knowledge after due inquiry, Wuxi JV or Shenzhen JV, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

(xxviii)	Compliance with PRC Law. Except as disclosed in the Preliminary Prospectus, each of the Company and the CDMTV Subsidiaries (and, to our knowledge after due inquiry, each of Wuxi JV and Shenzhen JV) is currently in compliance with all applicable PRC law and regulations in all material respects.

(xxix)	Disclosure. We have no reason to believe that, with respect to PRC laws and regulations, the Registration Statement, the Preliminary Prospectus, the Final Prospectus and each amendment or supplement thereto, as of their respective issue dates and as of the date of this opinion letter, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(xxx)	Consent. We hereby consent to the use of our name under the captions entitled “Risk Factors”, “Enforceability of Civil Liabilities”, “Our Corporate Structure”, “Regulation”, “Legal Matters” and “Experts” included in the Prospectus contained in the Registration Statement on FormF-1 (File No. 333-152726) (the “Registration Statement”), originally filed by VisionChina Media Inc. on August 1, 2008, with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the filing of this consent as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This opinion is rendered on the basis of the PRC laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may become effective immediately on promulgation.

This opinion is solely for the benefit of the persons to whom it is addressed. It may not be relied upon by anyone else or used for any other purpose, in each instance, without our prior written consent.

Yours faithfully,

/s/ Grandall Legal Group (Shanghai) Grandall Legal Group (Shanghai)

SCHEDULE I

LIST OF CDMTV SUBSIDIARIES

Name of CDMTV Subsidiaries	Name of Shareholder(s)	Ownership Percentage
Shenzhen HDTV Industrial Investment Co., Ltd.	CDMTV	100%

Beijing Beiguang Media Mobile Television Advertising Co. Ltd.	CDMTV Shenzhen HDTV	90 10	% %

Beijing Hua Jingshi Media Advertising Co., Ltd.	CDMTV Shenzhen HDTV	90 10	% %

Beijing Hua Meishi Advertising Co., Ltd.	CDMTV Shenzhen HDTV	90 10	% %

Nanjing Hua Meishi Advertising Co., Ltd.	CDMTV Shenzhen HDTV	90 10	% %

Nanjing Media Culture Co., Ltd.	CDMTV Shenzhen HDTV	90 10	% %

Shenzhen Hua Meishi Advertising Co., Ltd.	CDMTV Shenzhen HDTV	90 10	% %

Shenzhen Huashixin Culture Media Co., Ltd.	CDMTV Shenzhen HDTV	90 10	% %

Beijing Hua Guangshi Advertising Co., Ltd.	CDMTV Shenzhen HDTV	90 10	% %

Shanghai Junshi Advertising Co., Ltd.	CDMTV Shenzhen HDTV	90 10	% %

Guangzhou Jiaojian Multimedia Information Technology Co. Ltd.	CDMTV Guangzhou Transportation Informationization Construction and Investment Operation Co.	50 50	% %

Jilin Mobile Television Co., Ltd.	CDMTV Jilin Television Station	49 51	% %

Harbin China Mobile Television Co., Ltd.	CDMTV Harbin Television Station	49 51	% %

Dalian Mobile Digital Television Co., Ltd.	CDMTV Dalian Broadcasting & Television Media Service Center	49 51	% %

Henan Cable China Mobile Television Co., Ltd.	CDMTV Henan Cable Television Network Group Co., Ltd.	49 51	% %

Hubei China Mobile Television Co., Ltd.	CDMTV Hubei Broadcasting & Television Station	49 51	% %

Suzhou China Mobile Television Co., Ltd.	CDMTV Suzhou Broadcasting & Television Station	49 51	% %

Changzhou China Digital Mobile Television Co., Ltd.	CDMTV Changzhou Television Station	49 51	% %

Ningbo China Digital Mobile Television Co., Ltd.	CDMTV Ningbo Broadcasting & Television Group	49 51	% %

Chengdu China Digital Mobile Television Co., Ltd.	CDMTV Chengdu Television Station	49 51	% %

SCHEDULE II

LIST OF MATERIAL CONTRACTS

Loan Agreement dated February 15, 2007 among China Digital Technology Consulting (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

Loan Agreement dated March 31, 2006 among China Digital Technology Consulting (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

Technology Service and Management Agreement dated February 15, 2007 between China Digital Technology Consulting (Shenzhen) Co., Ltd. and China Digital Mobile Television Co., Ltd.

Technology Service and Management Agreement dated March 31, 2006 between China Digital Technology Consulting (Shenzhen) Co., Ltd. and China Digital Mobile Television Co., Ltd.

Domain Name License Agreement dated February 15, 2007 between China Digital Technology Consulting (Shenzhen) Co., Ltd. and China Digital Mobile Television Co., Ltd.

Domain Name License Agreement dated March 31, 2006 between China Digital Technology Consulting (Shenzhen) Co., Ltd. and China Digital Mobile Television Co., Ltd.

Option Agreement dated February 15, 2007 among China Digital Technology Consulting (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

Option Agreement dated March 31, 2006 among China Digital Technology Consulting (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

Proxy Letter dated March 31, 2006 and Amendment to Proxy Letter dated February 15, 2007 of Limin Li.

Proxy Letter dated March 31, 2006 and Amendment to Proxy Letter dated February 15, 2007 of Yanqing Liang.

Equity Pledge Agreement dated February 15, 2007 among China Digital Technology Consulting (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

Equity Pledge Agreement dated March 31, 2006 among China Digital Technology Consulting (Shenzhen) Co., Ltd. and Limin Li and Yanqing Liang.

Cooperation Agreement dated October 13, 2006 between China Digital Mobile Television Co., Ltd. and Beijing Beiguang Media Mobile Television Co., Ltd.

Advertising Time on Bus Mobile Television Platform in Shenzhen Exclusive Agency Agreement dated December 31, 2006 between China Digital Mobile Television Co., Ltd. and Shenzhen Mobile Television Co., Ltd.

SCHEDULE III

LIST OF ACQUISITION AGREEMENTS

Share Transfer Agreement dated May 1, 2008 among Allabam Investments Limited, VisionChina Media Inc., Golden Carriage International Limited and Jinyu He.

Assets and Business Transfer Agreement dated May 1, 2008 among Shenzhen Haichuan Advertisement Co., Ltd., CDMTV and Jinyu He, Zhuobiao Zhuang, Yinhua Zhu.

Option Agreement dated April 30, 2008 among Shenzhen Haichuan Advertisement Co., Ltd., Golden Carriage International Limited and Jinyu He, Zhuobiao Zhuang, Yinhua Zhu.

Share Transfer Agreement dated May 1, 2008 among Max Fame Limited, VisionChina Media Inc., Century Port Limited and Yiyi Wang.

Assets and Business Transfer Agreement dated May 1, 2008 among Shanghai Junzhe Advertisement Co., Ltd., CDMTV and Yiyi Wang, Tianhua Ni.

Option Agreement dated April 30, 2008 among Shanghai Junzhe Advertisement Co., Ltd., Century Port Limited and Yiyi Wang, Tianhua Ni.

Share Transfer Agreement dated May 1, 2008 among Boom Grand Limited, VisionChina Media Inc., Peak Win Limited and Qian Wang.

Assets and Business Transfer Agreement dated May 1, 2008 among Beijing Xinmeng Shengshi Advertisement Co., Ltd., CDMTV and Qian Wang, Lili Huang.

Option Agreement dated April 30, 2008 among Beijing Xinmeng Shengshi Advertisement Co., Ltd., Peak Win Limited and Qian Wang, Lili Huang.

Share Transfer Agreement dated April 1, 2008 among Eastchina Limited, VisionChina Media Inc., Aim Sky International Limited and Jianhua Liu.

Assets and Business Transfer Agreement dated April 1, 2008 among Jiangsu Yazhi Advertisement Co., Ltd., CDMTV and Wentao He, Dong Liu, Mei Cao, Jianhua Liu, Jin Zhou, Xianxu Zhou.

Option Agreement dated March 31, 2008 among Jiangsu Yazhi Advertisement Co., Ltd., Aim Sky International Limited and Wentao He, Dong Liu, Mei Cao, Jianhua Liu, Jin Zhou, Xianxu Zhou.

Share Transfer Agreement dated May 1, 2008 among Famous Boom Limited, VisionChina Media Inc., Goldwhite Limited and Xiaojin Jiang.

Assets and Business Transfer Agreement dated May 1, 2008 among Shenzhen Jinse Yinsong Advertisement Co., Ltd., CDMTV and Xiaojin Jiang, Qiangzhao.

Option Agreement dated April 30, 2008 among Shenzhen Jinse Yinsong Advertisement Co., Ltd, Goldwhite Limited and Xiaojin Jiang, Qiangzhao.

Share Transfer Agreement dated August 4, 2008 among Flying Hope Limited, VisionChina Media Inc., Ahead Smart Holdings Limited and Xingxia Huang.

Assets and Business Transfer Agreement dated August 4, 2008 among Beijing Hezhong Wanbang International Advertisement Co., Ltd., CDMTV and Xingxia Huang, Jingfen Cao, Lixin Li, Bin Zhao, Hongqin Guan.

Option Agreement dated August 3, 2008 among Beijing Hezhong Wanbang International Advertisement Co., Ltd., Ahead Smart Holdings Limited and Xingxia Huang, Jingfen Cao, Lixin Li, Bin Zhao, Hongqin Guan.

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